Exhibit 10.57

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is by and between Career Education Corporation located at 231 N. Martingale Road, Schaumburg, IL 60173 (the “Company”) and Manoj Kulkarni located at [address redacted] Illinois (“Consultant”). For good and valuable consideration, the parties agree as follows:

1	SCOPE OF ENGAGEMENT

1.1	Scope. Subject to the terms and conditions of this Agreement, beginning October 1, 2013, the Company engages Consultant as an independent contractor to provide consulting services to the Company as agreed and as requested from time to time by the Company anticipated to average no more than 16 hours per week (the “Contracted Services”). Consultant accepts such engagement and agrees to provide the Contracted Services in a diligent, lawful and trustworthy manner for the purpose of advancing the Company’s business.

1.2	Terms of Engagement. Consultant agrees to be available to provide the Contracted Services at such times and places as Consultant and the Company may mutually agree. The parties hereby acknowledge that it is anticipated that the Contracted Services will be specifically performed as requested by the Company and within the time frame requested by the Company.

2	RELATIONSHIP OF PARTIES

2.1	Independent Contractor Status. This Agreement will not be construed as giving either party the power to direct or control the day-to-day activities of the other or making the parties participants in a partnership or joint or common undertaking. Consultant acknowledges that while performing services under this Agreement, Consultant will be an independent contractor of the Company and will not be an employee of the Company for any purpose whatsoever.

2.2	No Company Benefits or Perquisites. Consultant will not be eligible for or entitled to any Company benefits, benefit plans or perquisites whatsoever and will be solely responsible for obtaining and paying for any benefits and/or insurance coverage as Consultant deems appropriate.

2.3	Workers’ Compensation. Consultant further acknowledges and agrees that the Company will not obtain or provide any worker’s compensation insurance for Consultant and that Consultant is solely responsible therefore.

2.4	Taxes. Consultant agrees that, with respect to all payments provided to Consultant under this Agreement, Consultant is responsible for all applicable federal and state taxes, including withholding under the Federal Insurance Contribution Act (“FICA”) and Federal Unemployment Tax Act (“FUTA”), and any other required withholdings, since Consultant is not and will not be treated under this Agreement as an employee of the Company for tax or any other purposes.

2.5	Reporting. Consultant will provide weekly reports and updates on the progress of the Contracted Services to the Company’s Chief Executive Officer and the Company’s Chief University Education Officer or another Company representative designated by the Company.

3	PAYMENTS

3.1	Fee for Contracted Services. The Company will pay Consultant a fee of $400/ hour (the “Consultant Fee”), for the Contracted Services. Any expenses, including travel expenses which must be in accordance with the Company Vendor Travel and Expense Policy attached hereto, incurred by Consultant shall be pre-approved in writing by Company and reimbursed at Consultant’s actual out-of-pocket cost without mark-up

3.2	Payments. The Company will make payments to Consultant within 45 days of receipt of timely submitted invoices by Consultant. Consultant will provide the Company a completed W-9 form, or any other documents requested by Company, to enable Company to process payments of Consultant invoices.

4	TERM

4.1	Term. Unless otherwise terminated herein, the term of this Agreement will be for a period of 3 months. This Agreement may be extended upon written agreement of the parties.

5	CONFIDENTIALITY

5.1	Confidential Information. Consultant recognizes and acknowledges that information regarding the Company’s and its subsidiaries/affiliates’ business affairs, assets and capabilities, strategies, strategic plans, financial and systems information and plans, personnel information (including but not limited to, salaries, benefits, compensation, and medical condition) regarding current and former employees, customers or clients, vendors, finances, properties, methods of operation, computer programs, and documentation, whether written, oral, or otherwise, is confidential in nature.

5.2	Limitation on Disclosure. During the term of this Agreement and at all times thereafter, unless Consultant first secures the Company’s written consent, Consultant will not use and will not disclose any confidential information of the Company, except to the extent such use or disclosure is required in the provision of the Contracted Services or is required by law.

6	OWNERSHIP

6.1	Work Product. Ownership of all work product, deliverables and documentation developed by Consultant under this Agreement, including without limitation, any expression of Consultant’s findings, reports, analyses, conclusions, opinions, recommendations, ideas, techniques, know-how, methodology, processes, templates and other similar information and documentation, and all intellectual property and other rights and interests embodied therein (collectively, the “Work Product”), have been specially ordered or commissioned by the Company and shall be considered “works made for hire” (as such term is defined under U.S. copyright law) with the Company being the author thereof. In the event that the Work Product is not, under applicable law, deemed to be a “work made for hire,” or any intellectual property rights in the Work Product are not deemed to be owned by the Company on creation, then Consultant hereby assigns to the Company, and hereafter agrees to assign to the Company, any and all intellectual property and other rights and interests in and to the Work Product, including copyright, patent rights and trade secret rights. At the Company’s expense, Consultant shall execute and deliver to the Company such additional instruments, and take such other actions, as the Company may reasonably request to confirm evidence or carry out the assignment of rights contemplated by this Section 6.1.

6.2	Consultant’s Prior Works. Notwithstanding the provisions of Section 6.1 above, Consultant shall retain title to all know-how, methodology, techniques, processes and templates conceived, developed or reduced to practice by Consultant prior to his performance of the Consulting Services and the Company shall have no ownership interest therein.

7	TERMINATION

7.1.1	Termination. Either party may terminate this Agreement at any time after thirty (30) days’ prior written notice to the other party. Upon the date specified in any such termination notice, Consultant shall use reasonable efforts to discontinue and promptly wind down the applicable Consulting Services and deliver to the Company all Work Product, whether complete or in-process, prepared as of the effective date of termination as set forth below. The Company shall pay the Consultant Fee through the termination date.

8	LIMITATION OF LIABILITY

8.1	Limitation of Liability. Neither party shall be liable for, and each party hereby waives and releases any claims against the other party for, any special, punitive, incidental or consequential damages, including but not limited to lost revenues and lost profits, even if advised of the possibility of such damages and whether based on contract, warranty, indemnity, tort (including negligence), strict liability, or otherwise. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement shall limit Consultant’s liability to Company for Consultant’s breach of confidentiality or indemnification obligations hereunder, or for Consultant’s violation of law, gross negligence or willful misconduct. This Section shall survive the expiration or termination of this Agreement.

9	INDEMNIFICATION

9.1	Indemnification. Consultant shall reimburse and indemnify Company, its affiliates, and the officers, directors, employees, agents and representatives of Company and its affiliates (collectively, the “Company Indemnitees”), and hold the Company Indemnitees harmless against any and all actions, damages, losses, expenses, claims, demands, costs and liabilities of any nature whatsoever (including reasonable attorneys’ fees and court costs), incurred by such Company Indemnitees in connection with or arising out of (i) Consultant’s breach of any of Consultant’s warranties, representations, or obligations set forth herein; (ii) any claim by a third party that the Contracted Services, or any portion thereof, infringes or otherwise violates any intellectual property, privacy, or other rights of such party; or (iii) Consultant’s negligence or willful misconduct in connection with performance of Consultant’s duties under this Agreement.

10	OTHER

10.1	Remedies. All rights granted or agreed to be granted to the Company hereunder shall be irrevocably vested in the Company, and Consultant’s sole remedy, in the event of a breach hereof by the Company, shall be the right to seek money damages incurred as a result of such breach. Consultant shall not be entitled to special, exemplary, punitive, incidental or consequential damages. In no event shall Consultant have the right to injunctive or other equitable relief or to rescind this Agreement or the rights herein granted.

10.2	No Restrictions or Conflicts. Consultant represents and warrants that Consultant is not bound by any restriction, agreement, judgment or other limitation limiting Consultant’s ability to enter into this Agreement or to perform the Contracted Services hereunder.

10.3	Compliance with Laws. Consultant shall comply with all applicable federal, state and local laws in the performance of any services hereunder.

10.4	Choice of Law. This Agreement and any dispute arising under or in connection with this Agreement, including but not limited to any action in contract or tort, shall be governed by the laws of the State of Illinois, without regard to its conflict of laws principles. Each party hereby consents to the exclusive jurisdiction and venue of the state and federal courts located in the State of Illinois and waives any and all objections thereto.

10.5	Entire Agreement. This Agreement contains the full and complete understanding between Consultant and the Company regarding the subject matter herein and cannot be modified except by a written instrument signed by both parties. All prior agreements between Consultant and the Company shall remain in full force and effect.

10.6	Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason by a court of competent jurisdiction, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

IN WITNESS WHEREOF, each party has duly executed this Agreement.

Company:		Consultant:

Career Education Corporation		Manoj Kulkarni

By:	/s/ Jason T. Friesen	By:	/s/ Manoj Kulkarni

Name:	Jason T Friesen	Name:	Manoj Kulkarni
Date:	10/1/13	Date:	October 1st, 2013

5